Exhibit 99.2

June 15, 2012

<<Investor Name>>
<<Street Address>>
<<City, State, Zip Code>>

Re: Disbursements from Property Sales

Dear <<Investor Name>>:

We are pleased to announce that the general partners of Wells Real Estate Fund XIV (the “Partnership”) anticipate making a distribution of net proceeds of $4,500,000 from the sale of 150 Apollo Drive and the 3675 Kennesaw Building.

Our general partners continually monitor the operating and capital needs of the Partnership. Thus, should a change in circumstances prior to the intended distribution date require our general partners to reevaluate our reserve requirements, it is possible that this distribution may not occur, or that the distribution may be made at a lower amount.

In accordance with the partnership agreement, the distribution will be made to limited partners of record as of September 30, 2012. Please note that transfers of units are effective on the first day of the quarter following receipt of the request. Therefore, an investor must be on record with Wells as a limited partner on July 1, 2012 in order to be eligible for this distribution.

Examples:

1.
If you are in the process of completing a sale of your shares in the Partnership on the secondary market, and should the transaction be completed prior to July 1, 2012, the new limited partner will receive the distribution of net sale proceeds.

2.	If you are in the process of purchasing units on the secondary market, the transaction must be effective prior to July 1, 2012, in order for you to participate in this distribution.

The partnership agreement dictates how proceeds will be distributed. As a result, some units may not be eligible for this distribution. In the next 60-90 days, we will inform you as to whether your units will participate in this disbursement of net sale proceeds, the estimated amount of your distribution, and the various means for receiving funds.

Please note that the amounts to be received by each individual limited partner cannot be determined at this time, as the limited partners of record have not been finalized. Also, in accordance with the terms of the partnership agreement, the general partners will not be receiving any sale proceeds from this distribution.

LPMPLTRI1205-0313 INV

6200 The Corners Parkway    Norcross, GA 30092-3365        Tel: 770-449-7800    Tel: 800-557-4830    Fax: 770-243-8198
www.WellsREF.com

Should you have any questions, please contact us at 800-557-4830. Our Client Services Specialists are available Monday through Thursday from 8:15 a.m. to 6:30 p.m. and Friday from 8:15 a.m. to 5:30 p.m. (ET).

Thank you for your continued confidence in Wells Real Estate Funds.

Sincerely,

Leo F. Wells III
General Partner

cc: Financial Representative

Disclosures
This material may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers of this material should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this letter. Factors that could cause or contribute to such differences include, but are not limited to, changes in general economic and business conditions, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. This is neither an offer nor a solicitation to purchase securities.